Exhibit 10.40

AMENDMENT AGREEMENT

Amendment Agreement (this “Agreement”), dated as of December 20, 2002, among General Electric Capital Corporation (“GE Capital”), Danka Business Systems PLC (“Danka”) and Danka Office Imaging Company (“Danka OI”).

WHEREAS, GE Capital and Danka are parties to that certain Amended and Restated Global Operating Agreement dated as of March 31, 2000, as further amended by the Amendment, dated October 9, 2001 and the Amendment, dated January 2002, (as amended, the “Global Operating Agreement”); and

WHEREAS, GE Capital and Danka OI are parties to that certain U.S. Direct Operating Agreement dated effective as of March 31, 2000, as further amended by the Amendment, dated October 9, 2001 and the Amendment, dated January 2002 (as amended, the “U.S. Direct Operating Agreement”); and

WHEREAS, Danka OI and GE Capital are parties to that certain License Agreement effective March 31, 2000, as further amended by the Amendment, dated October 9, 2001 and the Amendment, dated January 2002 (as amended, the “License Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties hereto hereby agree to further amend the Global Operating Agreement, the U.S. Direct Operating Agreement, the License Agreement and, in each case, as applicable, the agreements and documents contemplated thereby (collectively, the “Primary Documents”) as follows:

1. Capitalized Terms. Capitalized terms used in this Agreement and not herein defined shall have the respective meanings set forth in the Global Operating Agreement.

2. Amendments to Global Operating Agreement. Effective as of the date hereof, the Global Operating Agreement is hereby amended as follows:

(a) Subsection (k) to Section 4.1 of the Global Operating Agreement is hereby amended and restated in its entirety as follows:

“(k) Danka shall deliver to GE Capital, on or before the date that is fifteen (15) days after Danka shall have filed any quarterly report under the Securities Exchange Act of 1934, a certificate setting forth United States Reprographic Hardware Sales and each other component necessary to calculate the Sales Volume, the Stub-Period Sales Volume or the Final Year Sales Volume, as applicable, for the quarter and the portion of any Measurement Period then ended, certified by Danka’s Chief Financial Officer (in such individual’s representative capacity as such and not individually) as true and correct in all material respects, to the best of his knowledge, after due inquiry and that such amounts were calculated consistently with Danka’s past practices hereunder. In addition to the foregoing, Danka shall deliver to GE Capital, on or before the date that is fifteen (15) days after Danka shall have filed any annual report under the Securities Exchange Act of 1934, a certificate setting forth United States Reprographic Hardware Sales and each other component necessary to calculate the Sales Volume, the Stub-Period Sales Volume or the Final Year Sales Volume, as applicable, for the year and the Measurement Period then ended, certified by Danka’s Chief Financial Officer (in such individual’s representative capacity as such and not individually) as true and correct in all material respects, to the best of his knowledge, after due inquiry and that such amounts were calculated consistently with Danka’s past practices hereunder. With respect to the Specified Measurement Period, Danka shall deliver to GE Capital, on or before December 20, 2002, a certificate setting forth United States Reprographic Hardware Sales and each other component necessary to calculate the Sales Volume for the Specified Measurement Period, certified by Danka’s Chief Financial Officer (in such individual’s representative capacity as such and not individually) as true and correct in all material respects, to the best of his knowledge, after due inquiry and that such amounts were calculated consistently with Danka’s past practices hereunder.”

(b) Article VI of the Global Operating Agreement is hereby amended to add the following Section 6.6 as follows:

“6.6 Promotion of the Global Program. (a) Notwithstanding anything contained in any Program or any Program agreement to the contrary, Danka shall. and shall cause its Affiliates to, during the term of this Agreement and the Programs (including any renewal thereof), use, promote and introduce GE Capital and its Program Affiliates as its and their preferred source of financing for the acquisition (including, without limitation, by lease, sale or otherwise) by any Persons of any Equipment from Danka and its Affiliates (including, without limitation, United States Reprographic Hardware Sales by Danka and its Affiliates in the United States pursuant to the U.S. Direct Operating Agreement) by adopting, implementing and maintaining the policies referred to in Section 6.6(b) in the manner described in Sections 6.6(b) and (c) below.

(b) Danka shall, and shall cause its Affiliates to adopt (within 30 days after the date hereof), implement and maintain policies and procedures that require their respective sales representatives and similar personnel to (i) actively introduce and promote as part of the sales and marketing process for Leases and Equipment, the use of the Financing products available pursuant to the Programs and (ii) refer to GE Capital or its Program Affiliates all prospective Customers of Danka and its Affiliates that express an interest in leasing or financing the acquisition of Equipment, as well as promote and introduce GE Capital and its Program Affiliates to Danka’s Affiliates as a source of financing for Equipment to be acquired by such Affiliate’s customers.

(c) Danka shall provide GE Capital upon GE Capital’s reasonable request (but in no event less often than at the end of each calendar quarter) the lease penetration percentage for Danka and its Affiliates in the United States (calculated for each geographic sales region and for each divisional sales vice-president of Danka and its Affiliates in a manner consistent with past calculations provided by Danka to GE Capital) for Equipment. The Executive Committee shall review the policies promulgated pursuant to Section 6.6(b), including without limitation, such lease penetration information, at each of its meeting to monitor compliance by Danka and its Affiliates with Section 6.6(a).”

(c) Article VI of the Global Operating Agreement is hereby amended to add the following Section 6.7 as follows:

6.7 Preferred Source of Financing. (a) Notwithstanding anything contained in any Program or any Program agreement to the contrary, and except as set forth in Section 6.7(b) below, Danka shall use its commercially reasonable efforts to cause to be offered to GE Capital and its Program Affiliates the first opportunity to finance or arrange for the financing, in accordance with the applicable Program, including the U.S. Programs, of each Financing Opportunity.

(b) Notwithstanding the provisions of Section 6.7(a) above:

(i) With respect to any application for a Financing affirmatively rejected by GE Capital or an application for an Excluded Transaction, Danka or its Affiliates may arrange for an alternative source of financing for the Customer subject to the requirement that none of Danka or any of its Affiliates may provide any greater amount of Financing Accommodation for the alternative financing than had been proposed for the rejected application unless Danka or such Affiliate of Danka shall have first provided GE Capital with a reasonable opportunity, in accordance with the applicable Program agreement, to finance or arrange the financing thereof with such greater amount of Financing Accommodations and GE Capital shall have rejected such Financing Opportunity. For purposes of this Agreement, an application that is conditionally approved by GE Capital shall be deemed to have been approved (and not affirmatively rejected) by GE Capital pursuant to the applicable Program agreement.

(ii) With respect to any approval of a Financing application revoked by GE Capital pursuant to a Program agreement, Danka or its Affiliate may arrange for an alternative source of financing for the Customer.

(iii) Nothing contained in this Section 6.7 shall be construed to restrict (A) a Customer’s independent right to obtain financing for sales of goods and services through a source other than GE Capital or (B) the right of any Danka personnel to accommodate any Customer that independently determines (without any violation by Danka personnel of the policies referred to in Section 6.6(b) above) to obtain such financing from such other financing source. Nothing contained herein shall require GE Capital to make or continue to make available specific products or specific programs or approve any Customer referred by Danka or any of its Affiliates.”

(d) Article VI of the Global Operating Agreement is hereby amended to add the following Section 6.8 as follows:

“6.8 Schedule X. No later than 10 Business Days prior to the end of any Measurement Period. GE Capital at its sole discretion may update Schedule X by delivering to Danka a new Schedule X which, effective as of the commencement of the next Measurement Period, shall be substituted for the then-current Schedule X and shall be incorporated and made part of this Agreement for all purposes.”

(e) The dates “April 1, 2005,” “March 31, 2006” and “April 1, 2006” set forth in the first, seventh and ninth lines of Section 7.2 of the Global Operating Agreement shall be changed to “April 1, 2007,” “March 31, 2008” and April 1, 2008”, respectively.

(f) Article VIII of the Global Operating Agreement is hereby amended and restated to read in its entirety as follows:

“Article VIII
Volume Payments

8.1 Target Volume. For each Measurement Period, Danka shall, and shall cause its Affiliates to, use reasonable efforts to enter into sufficient Financings in order that the aggregate Volume with respect to such Measurement Period shall be at least equal to the target volume for such period as set forth in the following table (subject to Section 8.2(b) with respect to any Interrupted Measurement Period, the “Target Volume”):

Measurement Period	Target Volume

From 4/1/99 through 3/31/00	$220.0 million

From 4/1/00 through 3/31/01	$245.0 million

From 4/1/01 through 3/31/02	$170.0 million

From 4/1/02 through 11/30/02	The Modified 2002 Sales Volume for such Measurement Period

Measurement Period	Target Volume

From 12/01/02 through 3/31/03	The Stub-Period Sales Volume for such Measurement Period

From 4/01/03 through 3/31 /04	The Sales Volume for such Measurement Period

From 4/1/04 through 3/31/05	The Sales Volume for such Measurement Period

From 4/1/05 through 3/31/06	The Sales Volume for such Measurement Period

From 4/01/06 through 3/31/07	The Sales Volume for such Measurement Period

From 4/1/07 through 3/31/08	The Final Year Sales Volume for such Measurement Period

The sole remedy of GE Capital for any failure by Danka to use such efforts or meet the Target Volume in any Measurement Period shall be Danka’s obligation to make Trigger Payments pursuant to Section 8.2 below (provided that the foregoing shall not limit any rights or remedies of GE Capital in respect of the breach by Danka of any other provision of this Agreement). Any failure by Danka to use such efforts or meet the Target Volume in any Measurement Period shall not be deemed to be or constitute a Danka Event of Default.

8.2 Trigger Payments.

(a) Within 15 days after Danka shall have reported to GE Capital the annual United States Reprographic Hardware Sales with respect to each Measurement Period (or 15 days after the date that the last item of Backlog (as such term is defined in the U.S. Direct Operating Agreement) is Financed by GE Capital pursuant to the U.S. Direct Operating Agreement), GE Capital shall deliver to Danka a notice setting forth (i) the Actual Volume, Adjusted Target Volume and Approval Rate, in each case, for such Measurement Period and (ii) the calculations provided below setting forth the amount of any cash payment required to be made by Danka to GE Capital pursuant to this Section 8.2 with respect to such Measurement Period (a “Trigger Payment”). All such information and calculations shall be certified by the Manager of Finance of Express Financial Solutions of GE Capital’s Vendor Financial Services division (in such individual’s representative capacity as such and not individually) as being true and correct in all material respects, to the best of his knowledge, after due inquiry. Within 15 days after the end of each calendar quarter in a Measurement Period (other than a calendar quarter that is the end of such Measurement Period), GE Capital shall deliver to Danka its good faith estimate of the Volume funded by GE Capital or its Program Affiliates during such Measurement Period through the end of such calendar quarter, the Approval Rate, the aggregate amout proposed to be Financed by GE Capital or any Program
Affiliate in connection with all of the Prospective Financings submitted by Danka or any of its Affiliates to GE Capital or any
Program Affiliate in connection with the Qualifying Programs and the Funding Rate, in each case in respect of the period beginning on the first day of such Measurement Period and ending on the last day of such calendar quarter

(b) If this Agreement is terminated and such termination results in an Interrupted Measurement Period, then any Trigger Payment due in respect of such Interrupted Measurement Period shall be calculated in accordance with subsection (c) hereof without giving effect to the fact that such Measurement Period is an Interrupted Measurement Period; provided that the Target Volume for such Interrupted Measurement Period shall be calculated on a pro rated basis calculated based on the actual number of days (365 or 366) in the Measurement Period during which such termination occurs. By way of example, if the Target Volume was $170 million for the Measurement Period (calculated as 75% of an amount equal to the United States Reprographic Hardware Sales less Cash Sales and Excluded Transactions) during which the termination occurred, such Measurement Period consisted of 365 days and the Agreement was terminated effective as of the 100th day of such Measurement Period, the Target Volume for such Interrupted Measurement Period would be equal to (i) 100 multiplied by the quotient of $170 million divided by 365 or (ii) $46,575,342.

(c) If the amount of the Actual Volume for any Measurement Period is less than the Adjusted Target Volume for such Measurement Period (a “Volume Shortfall”), then the Trigger Payment due to GE Capital for such Measurement Period shall be an amount equal to the product of (i) the excess of the Adjusted Target Volume over the Actual Volume, in each case, calculated for such Measurement Period multiplied by (ii) 4.75%.

(d) Danka shall pay to GE Capital the amount of any Trigger Payment no later than 15 days after delivery by GE Capital of the related notice under Section 8.2(a). Notwithstanding the foregoing, in the event a Trigger Payment shall be due to GE Capital from Danka with respect to the (i) Specified Measurement Period, GE Capital shall waive the obligation of Danka to pay the amount of any such Trigger Payment and (ii) Stub Measurement Period, Danka shall pay to GE Capital the amount of any such Trigger Payment no later than 4/1/04

(e) Any amounts funded by GE Capital or any Program Affiliate in respect of Backlog (as such term is defined in the U.S. Direct Operating Agreement) shall be included for purposes of determining any Trigger Payment and Termination Fee due pursuant to the terms of this Agreement.”

(g) The following definitions contained in Appendix I to the Global Operating Agreement are hereby amended as follows:

(i)   The definition of “Final Year Sales Volume” is hereby amended and restated to read in its entirety as follows:

““Final Year Sales Volume” for the Measurement Period 4/1/07 through 3/31/08 means the greater of (i) the Sales Volume during such Measurement Period, as reported to GE Capital by Danka, in the time and manner as provided for in Section 4.1(k) and (ii) an amount equal to the greater of (x) zero and (y) an amount equal to $565,000,000 minus the sum of the aggregate Actual Volume funded by GE Capital or the applicable Program Affiliates during all previous Measurement Periods (as well as the Measurement Period for which Final Year Sales Volume is being determined) as measured from 4/1/01 to the expiration of the Measurement Period for which Final Year Sales Volume is being determined.”

(ii)   The definition of “Measurement Period” is hereby amended and restated to read in its entirety as follows:

““Measurement Period” means a period from April 1, 1999 through March 31, 2000; from April 1, 2000 through March 31, 2001; from April 1, 2001 through March 31, 2002; from April 1, 2002 through November 30, 2002; from December 1, 2002 through March 31, 2003; April 1, 2003 through March 31, 2004; from April 1, 2004 through March 31, 2005; from April 1, 2005 through March 31, 2006; from April 1, 2006 through March 31, 2007; or from April 1, 2007 through March 31, 2008.”

(iii)   The definition of “Prospective Financing” is hereby amended to add a new clause (e) at the end thereof, that shall read as follows: “or (e) any Excluded Transaction.”

(iv)   The definition of “Sales Volume” is hereby amended and restated to read in its entirety as follows:

““Sale Volume” means, with respect to a Measurement Period, an amount equal to the product of (i) 0.75 multiplied by (ii) the result of (x) United States Reprographic Hardware Sales for such Measurement Period, as reported to GE Capital by Danka, in the time and manner as provided for in Section 4.1(k) minus (y) the sum of (1) all United States Reprographic Hardware Sales for such Measurement Period for which Danka or its Affiliate received in such Measurement Period from the applicable Customer (including a wholly-owned captive financing subsidiary of the ultimate corporate parent of the Customer) the aggregate consideration payable to Danka or its Affiliates in the form of cash or cash equivalents (such sales, “Cash Sales”), provided, however, that in no event shall the amount of Cash Sales deducted pursuant to this clause (y)(1) exceed 20% of United States Reprographic Hardware Sales for such Measurement Period plus (2) an amount equal to all Excluded Transactions that are financed by a Person other than GE Capital or any of its Affiliates during such Measurement Period.”

(v) The definition of “Term of this Agreement” is hereby amended and restated to read in its entirety as follows:

““Term of this Agreement” means the period commencing on December 27, 1997 and ending on March 31, 2009, as such term may be modified pursuant to Section 7.1 hereof.”

(vi) The definition of “Termination Fee” is hereby amended and restated to read in its entirety as follows:

““Termination Fee” means, as of the date that this Agreement is terminated pursuant to Section 7.4 hereof, an amount equal to the sum of (i) the Trigger Payment that would be due in respect of the Interrupted Measurement Period during which the termination date occurred, assuming that the Actual Volume for such Measurement Period was equal to the aggregate Actual Volume funded by GE Capital or the applicable Program Affiliates during such Interrupted Measurement Period prior to the date this Agreement is terminated and without giving effect to the terms of Section 8.2(b) (after calculating the Adjusted Target Volume for such Interrupted Measurement Period), plus (ii) an amount equal to the greater of (x) zero, and (y) an amount equal to the product of (1) $565,000,000 minus the sum of the aggregate Actual Volume funded by GE Capital or the applicable Program Affiliates during all previous Measurement Periods (and the Interrupted Measurement Period) as measured from 4/1/01 to the date that this Agreement is terminated pursuant to Section 7.4 hereof multiplied by (2) 4.75% plus (iii) the Specified Period Payment. For purposes of the foregoing calculation only, Actual Volume for any Measurement Period that is not an Interrupted Measurement Period and for which Danka shall have previously paid to GE Capital a Trigger Payment in respect thereof means the Target Volume with respect to such Measurement Period.”

(h) The following new definitions are hereby added (in the appropriate alphabetical order) to Appendix I of the Global Operating Agreement:

““Excluded Transaction” means, with respect to a Measurement Period, (i) any sale by Danka or any of its Affiliates during such Measurement Period of reprographic (photo-copier) hardware in the United States to either (x) a Customer that at the time of such sale is identified on Part 1 of Schedule X, (y) a Customer whose primary business or operations are in an industry that at the time of such sale is identified on Part 2 of Schedule X or (ii) that is agreed by GE Capital and Danka as constituting an Excluded Transaction.”

““Financing Accommodation” means any recourse, indemnification or other economic accommodation, any offer by Danka or its Affiliate to retain all or a portion of any Residual Interest, or any equipment return privileges.”

““Financing Opportunity” means an opportunity (including, without limitation, an expression of interest by a Customer) for the financing of Danka’s or any of its Affiliates’ sale or lease of any Equipment, which opportunity (i) is originated, generated or solicited, in whole or in part, by personnel of Danka or its Affiliates (or their respective successors in interest) including sales representatives and divisional sales vice-presidents of Danka and its Affiliates, (ii) is originated, generated or solicited by or otherwise arises out of, in whole or in part, the utilization by any Person of (x) a Danka trademark or similar intellectual property of Danka or its Affiliates or (y) any other Danka name (or any derivations or variations thereof or any Danka name incorporating any thereof) or Danka logo or mark whose use for such purposes is licensed, authorized, sanctioned or otherwise permitted by Danka or its Affiliates and (iii) is of a type that may be financed pursuant to a Program, in each case, excluding any Excluded Transaction.”

““Residual Interest” means the applicable purchaser’s, lessor’s or lender’s right, title and interest in the Equipment subject to a Prospective Financing.”

““Specified Measurement Period” means the Measurement Period from 4/1/02 through 11/30/02.”

““Specified Period Payment” means, as of the date that this Agreement is terminated pursuant to Section 7.4 hereof: (i) if such date is on or after the fifteenth day of the month in which such termination date occurs, the amount set forth on Schedule Y under the column headed “Specified Period Payment” for such month or (ii) if such date is prior to the fifteenth day of the month in which such termination date occurs. the amount set forth on Schedule Y under the column headed “Specified Period Payment” for the month immediately prior to the month in which such termination date occurs.”

““Stub Measurement Period” means the Measurement Period from 12/1/02 through 3/31/03,”

““Stub-Period Sales Volume” means with respect to the Stub Measurement Period, an amount equal to the product of (i) 0.72 multiplied by (ii) the result of (x) United States Reprographic Hardware Sales for such Stub Measurement Period, as reported to GE Capital by Danka, in the time and manner as provided for in Section 4.1(k) minus (y) the sum of (1) all Cash Sales in such Stub Measurement Period, provided, however, that in no event shall the amount of Cash Sales deducted pursuant to this clause (y)(l) exceed 20% of United States Reprographic Hardware Sales for such Stub Measurement Period plus (2) an amount equal to all Excluded Transactions that are financed by a Person other than GE Capital or any of its Affiliates during such Stub Measurement Period.”

(i) The (i) initial Schedule X to this Agreement as provided by GE Capital to Danka prior to 4/1/03 shall be appended and (ii) Schedule Y attached hereto as Annex 1 is hereby appended, in each case, to and made a part of the Global Operating Agreement and incorporated therein by this reference.

3. Amendment to U.S. Direct Operating Agreement. Effective as of the date hereof, the U.S. Direct Operating Agreement is hereby amended as follows:

(a) Section 2.5 of the U.S. Direct Operating Agreement is hereby amended by inserting “(a)” after the heading thereof and adding the following subsection at the end thereof:

“(b) In the event an Application for Financing of Equipment with a fair market value at the time of such Application in excess of $500,000 is affirmatively rejected by GE Capital in accordance with Section 2.5(a) (a “Rejected Application”) and such rejection is followed by a persistent inability of Danka and the Designated Manager of GE Capital to agree to a course of action with respect to such Rejected Application despite good faith efforts to reach agreement, which inability shall in any event persist for at least 5 Business Days following such rejection by GE Capital, then Danka may request that such matter be immediately submitted to the Designated Senior Manager of GE Capital for resolution. Such request shall be in writing and shall be accompanied by a statement from Danka of the basis for disputing GE Capital’s rejection of such Rejected Application and Danka’s position with respect thereto, including any specific proposal for addressing GE Capital’s basis for rejecting such Rejected Application. The Designated Senior Manager of GE Capital may request such additional information as necessary from Danka in respect of the Rejected Application or any matter set forth in Danka’s statement for appeal. The Designated Senior Manager of GE Capital shall have 2 Business Days from the date of receipt of all information necessary for consideration of Danka’s appeal to render its decision as to the matter presented. The decision of the Designated Senior Manager of GE Capital shall be final and binding on all of the parties. Unless the Designated Senior Manager of GE Capital approves in writing a Rejected Application within the period set forth above, the prior rejection by GE Capital of such rejected Application shall be final and binding. The procedure set forth in this Section 2.5(b) shall be the sole recourse for Danka in respect of any Rejected Application. Within 2 days after delivery to Danka of such written approval or expiration of such 2 Business Day period, Danka shall have the right to propose to GE Capital to treat any such Rejected Application as an “Excluded Transaction” for purposes of the Global Operating Agreement. GE Capital in its sole discretion shall determine whether to elect such treatment for any such Rejected Application and shall notify Danka in writing of any such decision.”

(b) Section 9.1 of the U.S. Direct Operating Agreement is hereby amended by changing the date “March 31, 2007” set forth in clause (i) thereof to “March 31, 2009.”

(c) The following new definition is hereby added (in the appropriate alphabetical order) to Exhibit A of the U.S. Direct Operating Agreement:

“Designated Manager of GE Capital” means the General Manager of Office Imaging of GE Capital’s Vendor Financial Services division (in such individual’s representative capacity as such and not individually).”

“Designated Senior Manager of GE Capital” means the General Manager of Express Financial Solutions of GE Capital’s Vendor Financial Services division (in such individual’s representative capacity as such and not individually).”

4. Amendment to License Agreement. Effective as of the date hereof, Section 5 of the License Agreement is hereby amended by changing the date “March 31, 2007” set forth in subsection (a) thereof to “March 31, 2009.”

5. Confirmation of Guaranty. By its execution of this Agreement, Danka OI hereby consents to all of the terms and provisions of this Agreement, the Global Operating Agreement and each of the Principal Documents and the other Primary Documents, and ratifies and confirms that each of the Principal Documents and the other Primary Documents to which it is a party, including but not limited to that certain Unconditional Guarantee, dated as of December 22, 1997, made by Danka OI in favor of GE Capital, remains in full force and effect and enforceable in accordance with its terms.

6. Representations and Warranties of the Parties.

(a) Danka and Danka OI each hereby represents and warrants to GE Capital, as of the date hereof, that:

(i) Each of Danka and Danka OI has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and all other documents to be executed and delivered by each of Danka and Danka OI pursuant hereto.

(ii) This Agreement has been duly executed and delivered by each of Danka and Danka OI, and is the valid and binding obligation of each of Danka and Danka OI, enforceable against each in accordance with its terms,

except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in equity or at law).

(iii) The execution, delivery and performance by each of Danka and Danka OI of this Agreement, and the compliance by each of Danka and Danka OI with the terms and provisions hereof and the Primary Documents (as amended hereby), do not and will not conflict with or result in a breach of or a default under (with notice or lapse of time or both) any of the terms, conditions or provisions of (i) the constituent documents of Danka or any of its Affiliates, each as then in effect, (ii) any judgment, order, injunction, decree or ruling of any Government Entity or any law, statute or regulation to which Danka or any of its Affiliates is subject, or (iii) any agreement, contract or commitment to which each of Danka or Danka OI or any of their respective Affiliates is a party or to which each of Danka or Danka OI or any of their respective Affiliates or their respective Property may be subject except to the extent that, in the case of this clause (iii), such conflicts, breaches or defaults would not, individually or in the aggregate, materially and adversely affect each of Danka or Danka OI or their respective business, assets, operations or condition, financial or otherwise, or materially and adversely affect its ability to perform its obligations under this Agreement and the Primary Documents.

(b) GE Capital hereby represents and warrants to each of Danka and Danka OI, as of the date hereof that:

(i) GE Capital has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and all other documents to be executed and delivered by GE Capital pursuant hereto.

(ii) This Agreement has been duly executed and delivered by GE Capital, and is the valid and binding obligation of GE Capital, enforceable against each in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in equity or at law).

(iii) The execution, delivery and performance by GE Capital of this Agreement, and the compliance by GE Capital with the terms and provisions hereof and the Primary Documents (as amended hereby), do not and will not conflict with or result in a breach of or a default under (with notice or lapse of time or both) any of the terms, conditions or provisions of (i) the constituent documents of GE Capital or any of its Affiliates, each as then in effect, (ii) any judgment, order, injunction, decree or ruling of any Government Entity or any law, statute or regulation to which GE Capital or any of its Affiliates is subject, or (iii) any agreement, contract or commitment to which GE Capital or any of its Affiliates is a party or to which GE Capital or any of its Affiliates or their respective Property may be subject except to the extent that, in the case of this clause (iii), such conflicts, breaches or defaults would not, individually or in the aggregate, materially and adversely affect GE Capital or its business, assets, operations or condition, financial or otherwise, or materially and adversely affect its ability to perform its obligations under this Agreement and the Primary Documents.

7. References to this Agreement and Effect on Principal Documents.

(a) This Agreement shall be deemed an amendment to the Global Operating Agreement, the U.S. Direct Operating Agreement, the License Agreement and each other applicable Primary Document and each such Principal Document, as amended hereby, shall remain in full force and effect and are hereby ratified, approved and confirmed in all respects.

(b) From and after the effective date of this Agreement each reference in the Global Operating Agreement, the U.S. Direct Operating Agreement and the License Agreement to “this agreement”, “hereunder” or “herein” or words of like import shall mean and be a reference to such agreement, as affected and amended hereby.

8. Governing Law; Biding Effect. In all respects, including all matters of construction, validity and performance, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York (without regard to conflict of law provisions) and any applicable laws of the United States of America, and shall be binding upon the parties hereto and their respective successors and permitted assigns.

9. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Daniel S. Henson
Daniel S. Henson Vice President

DANKA BUSINESS SYSTEMS PLC

By:
Name:
Title:

DANKA OFFICE IMAGING COMPANY

By:
Name:
Title:

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Name:
Title: Authorized Representative

DANKA BUSINESS SYSTEMS PLC

By:	/s/ Keith J. Nelson
Name: Keith J. Nelson
Title: SVP General Counsel

DANKA OFFICE IMAGING COMPANY

By:	/s/ Todd Mavis
Name: Todd Mavis
Title: US Group President & COO

Annex I to Amendment

Schedule Y
Specified Period Payment

Date	Trigger Principal	Specified Period Payment	Date	Trigger Principal	Specified Period Payment
January-03	1,700,000	1,700,000	Extension Period
February-03	1,700,000	1,709,917	April-06	1,633,803	2,005,494
March-03	1,700,000	1,719,833	May-06	1,567,220	1,932,905
April-03	1,700,000	1,729,750	June-06	1,500,249	1,859,059
May-03	1,700,000	1,739,667	July-06	1,432,887	1,783,945
June-03	1,700,000	1,749,583	August-06	1,365,132	1,707,553
July-03	1,700,000	1,759,500	September-06	1,296,982	1,629,874
August-03	1,700,000	1,769,417	October-06	1,228,435	1,550,899
September-03	1,700,000	1,779,333	November-06	1,159,487	1,470,616
October-03	1,700,000	1,789,250	December-06	1,090,137	1,389,017
November-03	1,700,000	1,799,167	January-07	1,020,383	1,306,090
December-03	1,700,000	1,809,083	February-07	950,222	1,221,827
January-04	1,700,000	1,819,000	March-07	879,652	1,136,217
February-04	1,700,000	1,828,917	April-07	808,669	1,049,249
March-04	1,700,000	1,838,833	May-07	737,273	960,913
April-04	1,700,000	1,848,750	June-07	665,461	871,199
May-04	1,700,000	1,858,667	July-07	593,229	780,096
June-04	1,700,000	1,868,583	August-07	520,576	687,594
July-04	1,700,000	1,878,500	September-07	447,500	593,683
August-04	1,700,000	1,888,417	October-07	373,997	498,350
September-04	1,700,000	1,898,333	November-07	300,065	401,587
October-04	1,700,000	1,908,250	December-07	225,702	303,381
November-04	1,700,000	1,918,167	January-08	150,905	203,722
December-04	1,700,000	1,928,083	February-08	75,672	102,599
January-05	1,700,000	1,938,000	March-08	—	—
February-05	1,700.000	1,947,917
March-05	1,700,000	1,957,833
April-05	1,700,000	1,967,750
May-05	1,700,000	1,977,667
June-05	1,700,000	1,987,583
July-05	1,700,000	1,997,500
August-05	1,700,000	2,007,417
September-05	1,700,000	2,017,333
October-05	1,700,000	2,027,250
November-05	1,700,000	2,037,167
December-05	1,700,000	2,047,083
January-06	1,700,000	2,057,000
February-06	1,700,000	2,066,917
March-06	1,700,000	2,076,833